Exhibit 14

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 10, 2016, by and among (i) Price Philanthropies Foundation (fka Price Family Charitable Fund) (the “Seller”), and (ii) T. Rowe Price Associates, Inc., investment adviser for and on behalf of each of the funds and accounts listed on Exhibit A, severally and not jointly (each, a “Purchaser” and, collectively, the “Purchasers”) and (iii) for the limited purpose of Article 4 and Article 6 hereof, T. Rowe Price Associates, Inc., on its own behalf (“TRPA”).

WHEREAS, the Seller desires to sell to each of the Purchasers, and each of the Purchasers severally desire to acquire from the Seller, all of the Seller’s right, title and interest in, to and under certain Shares (as defined below) of the common stock, par value $0.0001 (the “Common Stock”), of PriceSmart, Inc., a Delaware corporation (the “Company”), at a purchase price of $84.00 per share of Common Stock (the “Purchase Price”); and

WHEREAS, the Seller and each of the Purchasers desire to enter into this Agreement in order to evidence the purchase and sale of 114,106 shares of Common Stock, in aggregate, at a purchase price of $84.00 per share.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.           SALE AND PURCHASE OF SHARES.

1.1           Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, each of the Purchasers hereby severally and not jointly purchases and acquires from the Seller, and the Seller hereby sells, assigns and transfers to each of the Purchasers, that number of shares of Common Stock set forth opposite each of the Purchaser’s names on Exhibit A attached hereto (the “Shares”).

1.2           Purchase Price and Payment. At the closing of the transactions constituting the purchase and sale of the Shares (the “Closing”),  (i) each of the Purchasers shall severally pay to the Seller an amount equal to the product of the Purchase Price and the number of Shares to be acquired by such Purchaser, as set forth opposite each of the Purchaser’s names on Exhibit A attached hereto, in immediately available U.S. funds by wire transfer to the brokerage account specified for the Seller on Exhibit B attached hereto and (ii) upon such payment, the Seller shall concurrently cause the Company to deliver to each of the Purchasers a certificate evidencing the Shares that such Purchaser is acquiring from the Seller hereunder. The Closing shall take place promptly and in any event within fifteen (15) business days from the date hereof, unless the parties hereto agree otherwise in writing.

2.           REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to and for the benefit of each of the Purchasers as follows:

2.1           Title to Shares. The Seller has good and marketable title to the Shares. Subject to the immediately following sentence, such Shares, upon their transfer to each of the Purchasers to which such Shares are to be sold, shall be free and clear of any lien, encumbrance, security interest, legend, or restriction of any nature (“Liens”), and, except for restrictions that may apply as a result of any facts or circumstances relating solely to the Purchasers or their respective affiliates or by reason of generally applicable federal and state securities laws, such Shares shall be freely transferable by the Purchaser upon the Closing. Such Shares shall be “restricted securities” within the meaning of the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”). Upon delivery of and payment for such Shares pursuant to the terms hereof, each of the Purchasers shall acquire good and marketable title to such Shares as are set forth opposite such Purchaser’s name on Exhibit A attached hereto, free and clear of any Liens other than any such Liens created or suffered to exist by such Purchaser.

2.2           Authority; Binding Nature of Agreements. The Seller has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement, when executed and delivered by the Seller, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws of general application relating to or affecting enforcement of creditors’ rights and equity principles generally and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3           No Broker-Dealer; No Finders. The transfer of the Shares by the Seller pursuant to this Agreement shall not be by or through a broker-dealer in any public offering or otherwise through a broker or finder. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Seller.

2.4           Sophisticated Seller. The Seller possesses such expertise, experience, knowledge and sophistication in financial and business matters generally, and in the types of businesses in which the Company engages in particular, that the Seller is capable of evaluating the merits and economic risks of selling Shares, and of protecting its own interests in connection with the sale of the Shares, and the Seller is able to bear all such economic risks now and in the future. In entering into this Agreement and selling the Shares to be sold by it hereunder, the Seller is relying solely upon the advice of its own financial, legal and tax advisors. The Seller acknowledges that the sale of the Shares to be sold by it hereunder is the result of independent arms-length negotiations between the Seller and each Purchaser.

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2.5           Investment Representations. The Purchaser and each of its directors, officers, employees, subsidiaries, affiliates, partners, agents, members, trustees, beneficiaries, successors and assigns (such persons collectively being the "Purchaser Covered Persons") may be in possession of, and/or have access to, certain information concerning the Company and its prospects, which is not known to the Seller, some of which might be material to the Seller's decision to sell the Shares, and neither the Purchaser nor any Purchaser Covered Person has revealed any such information to the Seller. The Seller understands that such information may be indicative of a value for the Shares that is substantially different (higher or lower) than the price that the Shares may trade in the market or the price to be received by the Seller hereunder. The Seller further acknowledges that the Seller is a sophisticated investor with considerable experience in investments of this nature, and the Seller understands that securities prices are a function of a large number of variables and that there is no way to predict or otherwise gauge the market's reaction to the disclosure of any material information. With full recognition of the foregoing, with the Seller's acknowledgement that the Purchaser and the Purchaser Covered Persons may be in possession of certain information of the nature described above and after discussing these matters with the Seller’s legal counsel, the Seller wishes to sell the Shares to the Purchasers on the terms and pursuant to the documents the parties have negotiated.

2.6           Consents. The execution and delivery by the Seller of this Agreement, and the transfer of the Shares on the terms and conditions set forth herein, do not and will not require any consent of any person or entity (including, without limitation, the Company) pursuant to any material contract or agreement to which the Seller is a party, other than the removal of the restrictive legend that is currently affixed to the certificate evidencing the Shares, which restrictive legend will be removed prior to the Closing. The Seller is not required to file, seek or obtain any authorization, approval or order with any governmental authority in connection with the execution, delivery and performance by the Seller of this Agreement or the transfer of the Shares on the terms and conditions set forth herein, except for such filings as may be required to be made by the Seller under any applicable federal or state securities or "blue sky" laws and except as may be necessary as a result of any facts or circumstances relating to any of the Purchasers or their respective affiliates.

2.7           No Lock-Up. The Seller, at the time of Closing, will not be subject to a lock-up agreement, standstill agreement or any other agreement prohibiting the sale of the Shares.

2.8           Additional Representations. Neither the Seller nor anyone acting on its behalf has offered or is selling the Shares by any form of general solicitation or general advertising. The Seller is not subject to an event that would disqualify the Seller under Rule 506(d)(1) of Regulation D promulgated under the Securities Act. To the knowledge of the Seller, the Company is engaged in business, is not in the organizational stage or in bankruptcy or receivership, and is not a blank check, blind pool or shell company that has no specific business plan or purpose or has indicated that its primary business plan is to engage in a merger or combination of the business with, or an acquisition of, an unidentified person. To the knowledge of the Seller, the Shares do not constitute the whole or part of an unsold allotment to, or a subscription or participation by, a broker or dealer as an underwriter of the Shares or a redistribution.

3.           REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Each of the Purchasers severally represents and warrants to and for the benefit of the Seller as follows:

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3.1           Authority; Binding Nature of Agreement. Such Purchaser has provided TRPA with, and TRPA therefore has, the requisite power and authority to execute, deliver and perform this Agreement on behalf of such Purchaser. This Agreement, when executed and delivered by TRPA on behalf of such Purchaser, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws of general application relating to or affecting enforcement of creditors’ rights and equity principles generally and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2           Consents. The execution and delivery by such Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not require any consent of any person or entity pursuant to any material contract or agreement to which such Purchaser is a party. Such Purchaser is not required to file, seek or obtain any authorization, approval or order with any governmental authority in connection with the execution, delivery and performance by such Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except for such filings as may be required to be made by such Purchaser under any applicable federal or state securities or "blue sky" laws and except as may be necessary as a result of any facts or circumstances relating to Seller or its affiliates.

3.3           Purchasing for Own Account. The Shares to be acquired by such Purchaser hereunder are being acquired for investment purposes only for such Purchaser’s own account and not with a view to or in connection with any distribution, reoffer, resale, or other disposition not in compliance with the Act, and the rules and regulations promulgated thereunder and applicable state securities laws.

3.4           Prospectus. Such Purchaser has received from the Seller a prospectus and related supplements satisfying the prospectus delivery requirements under the federal securities laws and the regulations promulgated thereunder in connection with the sale of the Shares to be acquired by it hereunder.

3.5           No Broker-Dealer; No Finders. The purchase of the Shares by the Purchaser pursuant to this Agreement shall not be by or through a broker-dealer or otherwise through a broker or finder. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Seller for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf any Purchaser.

3.6           Sophisticated Investor. Such Purchaser possesses such expertise, experience, knowledge and sophistication in financial and business matters generally, and in the types of businesses in which the Company engages in particular, that such Purchaser is capable of evaluating the merits and economic risks of acquiring and holding Shares, and of protecting its own interests in connection with the acquisition and holding of the Shares, and such Purchaser is able to bear all such economic risks now and in the future. In entering into this Agreement and purchasing the Shares to be acquired by it hereunder, such Purchaser is relying solely upon the advice of its own financial, legal and tax advisors. Such Purchaser acknowledges that the acquisition of the Shares to be acquired by it hereunder is the result of independent arms-length negotiations between Seller and such Purchaser. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

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3.7           Investment Representations. The Seller and each of its directors, officers, employees, subsidiaries, affiliates, partners, agents, members, trustees, beneficiaries, successors and assigns (such persons collectively being the "Seller Covered Persons") may be in possession of, and/or have access to, material nonpublic information concerning the Company and its prospects, which is not known to such Purchaser, some of which might be material to such Purchaser's decision to acquire the Shares, and neither the Seller nor any Seller Covered Person has revealed any such information to such Purchaser. Such Purchaser understands that such information may be indicative of a value for the Shares that is substantially different (higher or lower) than the price that the Shares may trade in the market or the price to be received by Seller hereunder. Such Purchaser further acknowledges that Purchaser is a sophisticated investor with considerable experience in investments of this nature, and such Purchaser understands that securities prices are a function of a large number of variables and that there is no way to predict or otherwise gauge the market's reaction to the disclosure of any material information. With full recognition of the foregoing, with such Purchaser's acknowledgement that the Seller and the Seller Covered Persons may be in possession of material nonpublic information of the nature described above and after discussing these matters with such Purchaser's legal counsel, such Purchaser wishes to acquire the Shares from the Seller on the terms and pursuant to the documents the parties have negotiated.

4.           REPRESENTATIONS AND WARRANTIES OF TRPA.

4.1           Authority. TRPA represents and warrants to and for the benefit of the Seller that it has the requisite power and authority (i) to execute, deliver and perform the provisions of this Agreement (including this Article 4 and Article 6) to which it is a party (the “TRPA Provisions”) on its own behalf and (ii) to execute and deliver this Agreement on behalf of and as agent for the Purchasers. The execution and delivery of this Agreement by TRPA on behalf of and as agent for the Purchasers binds each Purchaser to its obligations set forth herein as if such Purchaser was itself a signatory hereto. The TRPA Provisions, when executed and delivered by TRPA, will constitute the legal, valid and binding obligation of TRPA, enforceable against TRPA in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws of general application relating to or affecting enforcement of creditors’ rights and equity principles generally and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.           COVENANTS

5.1           Restrictions on Transfer. The parties intend for the purchase and sale of the Shares hereunder to be made pursuant to the exemption from registration provided under Section 4(a)(7) of the Securities Act or another available exemption from registration under Section 5 of the Securities Act. For a period of one hundred eighty (180) days from the Closing, none of the Purchasers shall sell, assign or transfer any of the Shares acquired by it hereunder.

5.2           Required Filings. The Seller shall file a report on Form 4 with the Securities and Exchange Commission in compliance with the applicable federal securities laws in connection with the sale of the Shares to the Purchasers, if required.

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6.           Miscellaneous Provisions.

6.1           Expenses. Each party shall pay the expenses and costs incurred by it incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby.

6.2           Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the consummation of the transactions contemplated hereby.

6.3           Assignment; Successors and Assigns. No party may assign or otherwise transfer this Agreement or any of its rights hereunder to any person or entity without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective executors, administrators, estates, heirs, successors and assigns.

6.4           Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented, modified, waived, discharged or terminated except by an agreement in writing signed by the Seller and each Purchaser.

6.5           Governing Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York as it applies to contracts to be performed entirely within the State of New York by residents of such state. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court sitting in the Borough of Manhattan, New York City, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties (including, for the avoidance of doubt, TRPA) further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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6.6           Counterparts. This Agreement may be executed in counterparts, each of which is an original, but all of which shall constitute one instrument.

6.7           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.8           Further Assurances. The parties will, from time to time as reasonably requested to do so by the other, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the consummation of the transactions contemplated hereby.

6.9           Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by overnight courier (a) to the Seller at the address set forth under its name on its signature page attached hereto, (b) to T. Rowe Price Associates, Inc., on behalf of the Purchasers, at the address set forth for the Purchasers on Exhibit A, and (c) to TRPA, at the address set forth under its name on the signature page attached hereto. All such notices and other communications shall be effective or deemed given upon two (2) business days after dispatch and a courtesy copy of the notice shall also be sent by electronic mail delivery.

6.10        Specific Enforcement. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that monetary damages would not adequately compensate an injured party hereto for the breach of this Agreement by any other party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER:

PRICE PHILANTHROPIES FOUNDATION (fka PRICE FAMILY CHARITABLE FUND)

By:	/s/ Sherry S. Bahrambeygui
Name: Sherry S. Bahrambeygui
Title: Executive Vice President

Notice Address: Price Philanthropies Foundation Attn: Sherry Bahrambeygui 7777 Fay Avenue, Suite 300 La Jolla, CA 92037

Signature Page to Stock Purchase Agreement (PPF)

PURCHASERS:

EACH OF THE FUNDS AND ACCOUNTS SET FORTH IN EXHIBIT A, severally and not jointly By: T. ROWE PRICE ASSOCIATES, INC., as investment advisor

By:	/s/ Michael Blandino
Name: Michael Blandino
Title: Vice President

FOR THE LIMITED PURPOSE OF ARTICLE 4 AND ARTICLE 6, TRPA:

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Michael Blandino
Name: Michael Blandino
Title: Vice President

Address for Notices to T. Rowe Price Associates, Inc.:

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Attn: Andrew Baek, Vice President and
Senior Legal Counsel
andrew_baek@troweprice.com

Signature Page to Stock Purchase Agreement (PPF)